Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of CKX, Inc. on Form S-3 of our reports relating to the combined financial statements of The Presley Business (a) dated April 8, 2005 appearing in Registration Statement No. 333-123995 of CKX, Inc. on Form S-1, and (b) dated February 7, 2005 appearing in the Current Report on Form 8-K of CKX, Inc. dated February 8, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

December 23, 2005